Exhibit 10.1

Signal Nutrition LLC
247 Kemp Ave.
Fair Haven, NJ 07704

July 27, 2010

PacificHealth Laboratories
100 Matawan Rd
Matawan, NJ 07747

Based upon your input I have set forth terms of a consulting agreement.

I.	Parties
a.	This consulting agreement is between PacificHealth Laboratories and Signal Nutrition LLC

II.	Responsibilities of Signal Nutrition, LLC

a.	Science
i.	Develop a cohesive scientific posture for the sales group using new and existing studies
ii.	Work with outside researchers to set up new studies that will support and extend the benefits of PHLI’s line of endurance products
iii.	Design, solicit and review study protocols to be conducted by outside investigators
iv.	Analyze any existing research that can be submitted for publication and used in marketing and sales efforts
v.	Assist in getting studies published
vi.	Liaison with potential licensees for PHLI technology

b.	Marketing/Communications
i.	Analyze existing sales data and tactics
ii.	Formulate strategies that can help re-establish PHLI as a leader in sports nutrition
iii.	Draft a 2011 marketing plan based upon product and corporate goals
iv.	Based upon approved marketing strategy, develop a detailed communication plan that includes elements, tactics, budget and timing.
v.	Manage outside creative group to develop creative elements to implement plan including ads, consumer, and trade brochures

c.	New products
i.	Develop multiple new product concepts that complement existing endurance line and develop specific sales, marketing and science strategies to launch such products
ii.	Work with outside formulators to develop commercially viable products

d.	Other
i.	Author articles as requested for submission to specialty sports journals
ii.	Give lectures and talks as requested to consumers and trade on endurance nutrition

III.	Time Requirement
a.	It is estimated that Signal Nutrition would spend 80 hours per month in execution of this agreement

IV.	Compensation
a.	PacificHealth Laboratories will pay Signal Nutrition a monthly fee $11,000 on the first of every month, commencing on September 1, 2010.
b.	Additionally, PacificHealth Laboratories will pay any travel expenses for travel requested and approved by PacificHealth Laboratories
c.	After 6 months, both parties will review the monthly fee and, if necessary, make any adjustments based on future anticipated activity.

V.	Term
a.	Subject to Article VI below, this agreement will run for 6 months starting on August 1, 2010 with the option to renew for an additional 6 months.

VI.	Termination
a.	This agreement can be terminated by either party on 15 days notice. PacificHealth Laboratories will be responsible for paying any fees or approved travel expenses thru the date of termination

Sincerely,

/s/ Robert Portman
Dr. Robert Portman

Agreed to

/s/ Fred Duffner
Fred Duffner
CEO
PacificHealth Laboratories